UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

IN RE JAKKS PACIFIC, INC. DERIVATIVE ACTION	: : :	Case No. 04 Civ. 9441 (RJS)

NOTICE OF PENDENCY OF CONSOLIDATED DERIVATIVE ACTION AND PROPOSED SETTLEMENT AND SETTLEMENT FINAL HEARING

TO:  ALL CURRENT STOCKHOLDERS OF JAKKS PACIFIC, INC. ("JAKKS" OR THE "COMPANY") AS OF JUNE 29, 2010:

YOU ARE HEREBY NOTIFIED, pursuant to an order of the United States District Court for the Southern District of New York (the "Court") and Federal Rule of Civil Procedure 23.1, that a proposed settlement has been reached, subject to Court approval, between the parties in the above-captioned consolidated shareholder’s derivative action (the "Consolidated Derivative Action"). The terms of the proposed settlement of the Consolidated Derivative Action (the "Settlement") are set forth in a Stipulation and Agreement of Settlement dated as of November 16, 2009 (the "Stipulation").

NO PAYMENT WILL BE PAID TO YOU IN THIS SETTLEMENT AND THERE ARE NO CLAIM FORMS TO COMPLETE.

All capitalized terms herein have the same meanings as set forth in the Stipulation.

The Final Hearing

On October 19, 2010, at 10:00 a.m., a hearing (the "Final Hearing") will be held before the Honorable Richard J. Sullivan, at the Daniel Patrick Moynihan United States Courthouse, 500 Pearl St., Courtroom 21C, New York, NY 10007-1312, to determine: (1) whether the terms of the Settlement should be approved as fair, reasonable and adequate, including the Fee and Expense Award; and (2) whether the Consolidated Derivative Action should be dismissed with prejudice as to the Released Persons.

Background of the Action

On and after November 5, 2004, a number of securities class action complaints were filed in the United States District Court for the Southern District of New York on behalf of purchasers of JAKKS common stock between December 3, 1999 and October 19, 2004, inclusive, alleging violations of the Securities Exchange Act of 1934 (the “Exchange Act”), and those securities class actions were later consolidated and captioned In re JAKKS Pacific, Inc. Shareholders Class Action Litigation, 04 Civ. 8807 (RJS) in the Southern District of New York (the “Class Action”).

On July 11, 2005, the lead plaintiffs in the Class Action filed a consolidated complaint against JAKKS, Jack Friedman, Steven G. Berman and Joel M. Bennett alleging that in order to procure valuable international license agreements to manufacture and market World Wrestling Entertainment, Inc. (“WWE”) products, JAKKS allegedly bribed a senior WWE executive (James Bell (“Bell”)) and WWE’s licensing agent, Stanley Shenker & Associates, Inc. (“SSAI”).  In exchange for the alleged bribes from JAKKS, which were allegedly laundered through foreign corporations, Bell and SSAI allegedly agreed to assist JAKKS in securing a WWE videogame license and favorable amendments to the toy licenses.  During the Class Period, JAKKS publicly reported positive financial results which it attributed, in material part, to its WWE product line.

On December 2, 2004, Freeport commenced a derivative action styled Freeport Partners, LLC v. Friedman, et al, 04 Civ. 9441 (RJS), in the United States District Court for the Southern District of New York, seeking relief based upon allegations, inter alia, that Defendants Jack Friedman, Stephen G. Berman, and Joel M. Bennett violated Section 10(b) of the Exchange Act, 15 U.S.C. §§ 78j(b), Section 21(D) of the Exchange Act, 15 U.S.C. § 78u(d), were unjustly enriched, and breached their fiduciary duties owed to JAKKS by engaging in conduct that harmed the Company, including exposing JAKKS to potential liability in the Class Action.

On February 10, 2005, Oppenheim commenced a derivative action styled Oppenheim v. Friedman, et al., 05 Civ. 2046 (RJS), in the United States District Court for the Southern District of New York, seeking relief based upon similar allegations, asserting that Defendants Jack Friedman, Joel M. Bennett, Stephen G. Berman, David C. Blatte, Robert E. Glick, Michael G. Miller, and Murray L. Skala breached various fiduciary duties owed to JAKKS by engaging in conduct that harmed the Company.

On March 17, 2005, Tony Warr commenced a derivative action styled Warr v. Friedman, et al., Case No. BCC330477, in the Superior Court of the State of California, County of Los Angeles (the “State Derivative Action”), against Defendants Jack Friedman, Stephen G. Berman, Joel M. Bennett, David C. Blatte, Robert E. Glick, Michael G. Miller, Murray L. Skala, and Does 1-25, seeking relief based upon similar allegations, asserting that Defendants violated California Corporations Code § 25402, breached various fiduciary duties owed to JAKKS by engaging in conduct that harmed the Company, abused their control of the Company, grossly mismanaged the Company, wasted corporate assets, and were unjustly enriched.  That action has been voluntarily dismissed without prejudice.

Plaintiffs’ overriding purpose in filing the derivative actions was to ensure that if JAKKS was held liable for violations of the federal securities laws, or if such litigation resulted in a settlement, the individual defendants (or their insurers) would pay a fair portion of any judgment or settlement.

On February 24, 2009, after the district court granted in part and denied in part the defendants’ motion to dismiss the complaint in the Class Action, and after the lead plaintiffs filed a second amended complaint, which the defendants in the action also moved to dismiss, the parties reached an agreement-in-principle to settle the Class Action.

Terms of the Settlement

The terms of the Settlement set forth in the Stipulation include: (1) the Individual Defendants shall cause their directors and officers liability insurance carrier to pay to JAKKS the sum of $4,090,000, which amount JAKKS shall cause to be applied to (a) settle the Securities Class Action; and (b) to pay the Plaintiffs’ attorneys fees and the reimbursement of expenses up to $165,000 as approved by the Court.  If the Settlement is approved, the Court will enter a Judgment providing that all claims have been released against the Released Persons and the Consolidated Derivative Action will be dismissed.

Reasons For the Settlement

Before the Actions were initiated, Plaintiffs’ Counsel performed an investigation concerning the facts and claims alleged in the Consolidated Derivative Action. After the Consolidated Derivative Action was initiated, Plaintiffs’ Counsel continued their investigation including: (i) conducting a private investigation related to the allegations of the Consolidated Derivative Action; (ii) inspecting, analyzing and reviewing JAKKS’ filings with the U.S. Securities and Exchange Commission (“SEC”), press releases, announcements, and transcripts of conference calls; and (iii) monitoring and reviewing the pleadings, briefs and accompanying exhibits, and the opinions and orders filed in the Class Action, and in certain litigation brought against JAKKS by WWE.

Plaintiffs' Counsel has concluded that their investigation and their efforts are sufficient for them to reach a conclusion regarding settlement.  In addition to fully considering the arguments made by plaintiffs in those actions, the defenses asserted, and the various courts' rulings, and in addition to considering the agreement in principle reached to settle the Class Action, Plaintiffs also recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Consolidated Derivative Action against Defendants through trial and appeals.  Plaintiffs have also taken into account the uncertain outcome and the risk of any litigation, especially in complex shareholder litigation such as the Consolidated Derivative Action, as well as the difficulties and delays inherent in such litigation.  Plaintiffs’ Counsel are also mindful of the inherent problems of proof under, and possible defenses to, the violations asserted in the Consolidated Derivative Action.  Based on these considerations, among others, and the significant payment to JAKKS as referenced herein, Plaintiffs believe that the Settlement confers substantial benefits upon JAKKS and is in the best interests of JAKKS.

Release

If the Settlement is approved, the claims being settled will be released.  The releases state as follows:

The obligations incurred pursuant to this Stipulation shall be in full and final disposition of the Consolidated Derivative Action with respect to the Released Persons and any and all Settled Claims.  Upon the Effective Date of the Settlement, the Settled Claims against each and all of the Released Persons shall be dismissed with prejudice.  The Release shall extend to Unknown Claims that the Parties do not know or suspect to exist at the time of the Release that are related in any way to the Consolidated Derivative Action or the Settled Claims, which, if known, might have affected their decision to enter into the Release.  Plaintiffs shall be deemed to relinquish, to the extent it is applicable, and to the full extent permitted by law, the provisions, rights and benefits of § 1542 of the California Civil Code.  Plaintiffs shall be deemed to waive any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code § 1542.

As of the Effective Date of this Settlement, each of the Released Persons shall be deemed to have, and by operation of the judgment in the Consolidated Derivative Action shall have, fully, finally, and forever released, relinquished and discharged Plaintiffs and Plaintiffs’ Counsel from all claims (including Unknown claims) arising out of, relating to, or in connection with, the institution, prosecution, assertion, settlement or resolution of the Consolidated Derivative Action or the Settled Claims.

The Stipulation contains certain definitions of key terms involving the releases which are set forth below:

“Released Persons” means Defendants and JAKKS and their respective parent entities, affiliates, subsidiaries, predecessors, successors or assigns, and each of their past, present, or future officers and directors, associates, stockholders, controlling persons, representatives, employees, attorneys, accountants, underwriters, financial or investment advisors or agents, heirs, executors, trustees, general or limited partnerships, personal representatives, estates or administrators.

“Settled Claims” shall collectively mean all claims, demands, rights, liabilities and causes of action, whether known or unknown, which have been or could have been asserted by Plaintiffs derivatively on behalf of JAKKS against Defendants, arising out of, based upon or related to the allegations, facts, circumstances, transactions, events, matters, disclosures, occurrences, acts, failures to act, representations or omissions involved, pled, set forth, or referred to in the Complaints.

“Unknown Claims” means any Settled Claim which any Party does not know or suspect to exist in his, her or its favor at the time of the release of the Released Persons which, if known by him, her or it, might have affected his, her or its Settlement with and release of the Released Persons, or might have affected his, her or its decision not to object to this Settlement.  With respect to any and all Settled Claims, the Parties stipulate and agree that, upon the Effective Date, the Parties each shall expressly waive, and by operation of the Judgment shall be deemed to have expressly waived, the provisions, rights and benefits of California Civil Code section 1542, which provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties each shall expressly waive, and by operation of the Judgment shall be deemed to have expressly waived, any and all provisions, rights and benefits conferred by any law of any state or territory of the United States, or principle of common law, which is similar, comparable or equivalent to California Civil Code section 1542. The Parties each may hereafter discover facts in addition to or different from those which he, she or it now knows or believes to be true with respect to the subject matter of the Settled Claims, but, upon the Effective Date, the Parties each shall expressly have, and by operation of the Judgment shall be deemed to have, fully, finally, and forever settled and released any and all Settled Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, without regard to the subsequent discovery or existence of such different or additional facts. The Parties acknowledge that the foregoing waiver was separately bargained for and a material element of the Settlement of which this release is a Part.

Attorneys’ Fees And Expenses

Plaintiffs' Counsel shall make application to the Court for an award of attorneys’ fees and the reimbursement of expenses in an amount of up to $165,000 to be paid from the insurance payment described above.  Defendants have agreed not to object to this application.

What You May Do

If you like the Settlement you need to do nothing.  Any shareholder may object to the Settlement.  A shareholder who objects to the Settlement of the Consolidated Derivative Action shall have a right to appear and to be heard at the Final Hearing, provided that he, she, or it was a beneficial shareholder or shareholder of record as of June 29, 2010.  Any shareholder of JAKKS who satisfies this requirement may enter an appearance through counsel of such shareholder's own choosing and at such shareholder's own expense or may appear on his, her, or its own.  However, no shareholder of JAKKS shall be heard at the Final Hearing unless no later than 21 days prior to the date of the Final Hearing, such shareholder has satisfied the following procedures:

Filed a written objection or opposition, together with copies of all other papers (including proof of ownership of JAKKS common stock) and briefs, with the Clerk's Office at Daniel Patrick Moynihan United States Courthouse, 500 Pearl St., New York, NY 10007-1312, no later than 21 days prior to the date of the Final Hearing.  You must also serve the papers on the following counsel no later than 21 days prior to the date of the Final Hearing:

Plaintiffs’ Counsel:	Defendants’ Counsel:
Laurence Paskowitz PASKOWITZ & ASSOCIATES 60 East 42nd Street, 46th Floor New York, NY 10165	Elliot Schaeffer SCHAEFFER & KRONGOLD LLP 450 Seventh Avenue New York, NY 10123

JAKKS’ Counsel:
Michael H. Gruenglas SKADDEN ARPS SLATE MEAGHER & FLOM LLP Four Times Square New York, NY 10036

The filing must demonstrate your ownership of JAKKS common stock, including the dates of ownership, and must state the basis for your objection.

You may file a written objection without having to appear at the Final Hearing. You may not appear at the Final Hearing to present your objection, however, unless you first filed and served a written objection in accordance with the procedures described above, unless the Court orders otherwise.

If you wish to be heard orally at the hearing in opposition to the approval of the Settlement, including the Fee and Expense Award, and if you have filed and served a timely written objection as described above, you must also notify the above counsel in your written objection concerning your intention to appear.  Persons who intend to object and desire to present evidence at the Final Hearing must include in their written objection the identity of any witnesses they may call to testify and exhibits they intend to introduce into evidence at the hearing.

As stated above, you are not required to hire an attorney to represent you in making written objections or in appearing at the Final Hearing.  If you decide to hire an attorney, which will be at your own expense, however, he or she must file a notice of appearance with the Court and serve it on Plaintiffs' and Defendants' Counsel so that the notice is received no later than 14 days prior to the date of the Final Hearing.

The Final Hearing may be adjourned by the Court without further written notice.  If you intend to attend the Final Hearing, you should confirm the date and time with Plaintiffs' Counsel.

Unless the Court orders otherwise, any shareholder who does not object in the manner described above will be deemed to have waived any objection and shall be forever foreclosed from making any objection to the proposed Settlement, including the Fee and Expense Award.  Shareholders do not need to appear at the Final Hearing or take any other action to indicate their approval.

Interim Stay and Injunction

Pending the Settlement Hearing, all proceedings in the Action involving the Parties, as defined in the Stipulation of Settlement, other than those proceedings necessary to carry out or enforce the terms and conditions of the Stipulation are stayed.

Pending final determination of whether the Settlement should be approved, Plaintiffs and the JAKKS shareholders, and each of them, and anyone who acts or purports to act on their behalf, shall not institute, commence or prosecute any action which asserts Released Claims against any Released Person, as defined in the Stipulation.

Scope of the Notice

This Notice is a summary description of the Derivative Actions, the complaints, the terms of the Settlement and the Settlement Hearing.  For a more detailed statement of the matters involved in the Derivative Actions, reference is made to the Stipulation, a copy of which may be reviewed in the Court’s files.

DO NOT CALL OR WRITE THE COURT OR THE OFFICE OF
CLERK OF THE COURT REGARDING THIS NOTICE.

Dated this 29th day of June, 2010

By Order of the Court